Exhibit 12.1

COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES AND

PREFERRED STOCK DIVIDEND REQUIREMENT

(In thousands except ratios)

Excluding Interest on Deposits	Three Months Ended March 31,				Year Ended December 31,
	2010		2009		2009		2008		2007		2006		2005
Income (loss) before income taxes	$996		$(1,105)		$78		$9,327		$16,095		$15,924		$15,518
Fixed charges
Interest on:
Federal Home Bank advances	—		—		—		181		1,348		1,073		930
Other borrowings	20		—		47		104		191		149		23

Preferred stock dividend requirement (pre-tax)	462		462		1,846		200		—		—		—

Total fixed charges and preferred stock dividend requirement	482		462		1,893		485		1,539		1,222		953

Earnings (for ratio calculation)	$1,478		$(553)		$1,971		$9,812		$17,634		$17,146		$16,471

Ratio of earnings to fixed charges and preferred stock dividend requirement	3.07	x	(1.20	)x(1)	1.04	x	20.23	x	11.46	x	14.03	x	17.28	x

(1)	The earnings coverage for some of these periods were inadequate to cover total fixed charges. The coverage deficiency was: for the three months ended March 31, 2009: $553

COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES AND

PREFERRED STOCK DIVIDEND REQUIREMENT

(In thousands except ratios)

Including Interest on Deposits	Three Months Ended March 31,				Year Ended December 31,
	2010		2009		2009		2008		2007		2006		2005
Income before income taxes	$996		$(1,105)		78		$9,327		$16,095		$15,924		$15,518
Fixed charges
Interest on:
Deposits	2,183		3,363		11,645		18,606		25,770		19,465		11,547
Federal Home Bank advances	—		—		—		181		1,348		1,073		930
Other borrowings	20		—		47		104		191		149		23

Preferred stock dividend requirement (pre-tax)	462		462		1,846		200		—		—		—

Total fixed charges and preferred stock dividend requirement	2,645		3,825		13,491		18,806		25,770		19,465		11,547

Earnings (for ratio calculation)	$3,641		$2,810		13,569		$28,133		$41,865		$35,389		$27,065

Ratio of earnings to fixed charges and preferred stock dividend requirement	1.38	x	0.73	x	1.01	x	1.50	x	1.62	x	1.82	x	2.34	x